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                                                        FOR RELEASE AT 7:00 A.M.
                                                          NEW YORK CITY TIME, ON
                                                               NOVEMBER 20, 2001



              INTERNATIONAL BANCSHARES CORPORATION COMPLETES TENDER
                  FOR NATIONAL BANCSHARES CORPORATION OF TEXAS

         LAREDO, TEXAS, November 20, 2001 - International Bancshares Corporation (NASDAQ: IBOC) announced today that its subsidiary NBC Acquisition Corp. had completed its tender offer for all outstanding shares of common stock of National Bancshares Corporation of Texas at a price of $24.75 per share.

         International Bancshares stated that, based upon a preliminary count, a total of approximately 2,920,226 shares of National Bancshares common stock (including guaranteed deliveries) representing approximately 70.78% of the shares outstanding on a fully diluted basis, had been validly tendered and not withdrawn pursuant to the tender offer which expired at 5:00 p.m., New York City time, on Monday, November 19, 2001, and that all such validly tendered and not withdrawn shares had been accepted for purchase and payment in accordance with the terms and conditions of the tender offer. Payment for the shares accepted will be made promptly.

         As previously announced, any shares of National Bancshares common stock not tendered and purchased pursuant to the tender offer will be acquired in a subsequent merger transaction at the same $24.75 per share in cash. International Bancshares intends to complete the merger transaction as soon as practicable. Upon completion of the merger, National Bancshares would become a wholly-owned subsidiary of International Bancshares.

         THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF NATIONAL BANCSHARES. THE TENDER OFFER HAS BEEN MADE PURSUANT TO A TENDER OFFER STATEMENT AND RELATED MATERIALS (INCLUDING AN OFFER TO PURCHASE, LETTER OF TRANSMITTAL, AND RELATED TENDER OFFER DOCUMENTS) REGARDING THE ACQUISITION OF NATIONAL BANCSHARES, WHICH HAS BEEN FILED BY INTERNATIONAL BANCSHARES AND NBC ACQUISITION CORP. WITH THE SEC. YOU ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT AND THE RELATED SOLICITATION/ RECOMMENDATION STATEMENT REGARDING THE TENDER OFFER FILED BY NATIONAL BANCSHARES WITH THE SEC BEFORE MAKING ANY DECISION REGARDING THE TENDER OFFER AND RELATED TRANSACTIONS. THE TENDER OFFER STATEMENT, THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 AND OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE TENDER OFFER ARE AVAILABLE FREE OF CHARGE FROM THE INFORMATION AGENT FOR THE TENDER OFFER, INNISFREE M&A INCORPORATED, 501 MADISON AVENUE, NEW YORK, NEW YORK 10022, OR CALL TOLL-FREE AT (888) 750-5834.

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                                  * * * * * * *

For more information, contact:

Dennis E. Nixon
Chairman and CEO
International Bancshares Corporation
(956) 722-7611


Marvin E. Melson
President and CEO
National Bancshares Corporation of Texas
(210) 403-4211

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